Lake Shore Bancorp, Inc. Announces Full Year 2016 and Fourth Quarter Financial Results

DUNKIRK, N.Y.—January 31, 2017—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the three months and year ended December 31, 2016.

Net income for the year ended December 31, 2016 was $3.5 million, or $0.58 per diluted share, compared to net income of $3.3 million, or $0.56 per diluted share, for 2015. 2016 net income included a $1.2 million net increase in pre-tax gains on the sale of securities and a $394,000 increase in net interest income which was partially offset by a $796,000 increase in non-interest expense and a $725,000 increase in provision for loan losses when compared to 2015.

2016 Highlights:

•	Total net loans increased 9.8% to $326.4 million at December 31, 2016 from $297.1 million at December 31, 2015 primarily due to organic commercial loan growth of 33.7%;
•	Core (non-time) deposits grew by $28.2 million, or 13.4%, from December 31, 2015;
•	Net interest margin was 3.44% for the year ended December 31, 2016, up 10 basis points from the year ended December 31, 2015; and
•	Interest expense for the year ended December 31, 2016 declined 16.8% compared to the year ended December 31, 2015, reflecting the Bank’s ongoing focus on lower cost core deposit growth.

“Our dedicated commitment to serving the best interests of consumers and small businesses throughout Western New York is clearly evidenced by our strong year-end financial results,” said Daniel P. Reininga, President and Chief Executive Officer. “Organic growth in both core deposits and loans, specifically in our commercial loan portfolio, along with an increase in net interest margin, significantly contributed to our year-end success.  We continue to welcome those individuals and small businesses, impacted by the recent market disruption in our industry, who seek alternatives for their financial services needs.  Our innovative banking products, together with our comprehensive mobile and online platforms, have positioned us as a bank of choice, attracting new audiences, specifically with the up and coming millennial generation. Ongoing investments in technology, including the introduction of CardValet®, which allows greater control and security to our debit card holders, and the launch of online account opening functionality, where users now have the ability to open and fund a new account completely online, reaffirms our commitment to developing the tools that are critical to complement the individualized needs of our varied customer base without sacrificing the exceptional personal service that remains at the heart of our community banking model.”

Net income for fourth quarter 2016 was $140,000, or $0.02 per diluted share, compared to net income of $834,000, or $0.14 per diluted share, for fourth quarter 2015.   The decrease in fourth

quarter 2016 net income was primarily due to a $655,000 increase in provision for loan losses and a $316,000 increase in non-interest expense, partially offset by a $198,000 decrease in income tax expense and a $78,000 increase in net interest income.

The Company’s fourth quarter and full-year 2016 net income reflected the impact of a significantly higher loan loss provision, primarily attributable to a  $390,000 specific reserve for an impairment of one commercial real estate loan during the fourth quarter of 2016 and to an increase in the amount of general reserves set aside for performing loans in the commercial loan portfolio, to reflect the 33.7% growth in this portfolio during 2016.

Net Interest Income

Fourth quarter 2016 net interest income of $3.8 million increased $78,000, or 1.8%, as compared to the 2015 fourth quarter.   Net interest income for the year ended December 31, 2016 increased $394,000, or 2.7%, to $15.2 million from $14.8 million for the year ended December 31, 2015.  The improvement in net interest income for the year ended December 31, 2016 was attributed to lower interest expense, partially offset by a decrease in interest income.

Interest expense for fourth quarter 2016 was $572,000, a decrease of $21,000, or 3.5%, from $593,000 in fourth quarter 2015, primarily due to a $14.6 million reduction in average time deposits when compared to the 2015 fourth quarter. Fourth quarter 2016 interest income of $4.4 million, increased $57,000, or 1.3%, compared to the prior year quarter, primarily as a result of a $27.6 million increase in the average balance of loans, partially offset by a $26.3 million decline in the average balance of the Bank’s securities portfolio. The decrease in the securities portfolio resulted from a strategic initiative to hold liquidity in shorter-term cash and cash equivalents to fund loan growth and to manage interest rate risk. The increase in the average loan balance was primarily due to an increase in loan originations for commercial real estate, commercial and home equity loans during the three months ended December 31, 2016.

Interest expense for the year ended December 31, 2016 was $2.3 million, a decrease of $463,000, or 16.8%, from $2.8 million for the year ended December 31, 2015, primarily due to a $19.5 million reduction in average time deposits, along with an 11 basis points decline in the average cost of interest-bearing liabilities when compared to the prior year. For the year ended December 31, 2016, interest income of $17.5 million decreased $69,000, or 0.4%, compared to the prior year, primarily as a result of a $30.4 million decline in the average balance of the Bank’s securities portfolio, partially offset by a $20.1 million increase in the average balance of loans. The increase in the average loan balance was primarily due to increased loan originations for commercial real estate, commercial and home equity loans during the year ended December 31, 2016. The decrease in the average balance of the securities portfolio was primarily due to the Company’s strategy to reinvest paydowns received on the securities portfolio into loan originations and shorter term cash and cash equivalents in order to be in a better position to take advantage of future increases in market interest rates as well as to manage interest rate risk.  The Company also sold $14.4 million of treasury bonds during the first quarter of 2016 to fund future commercial loan growth.

Non-Interest Income

Fourth quarter 2016 non-interest income was $599,000 as compared to $598,000 for the prior year fourth quarter. Service charges and fees increased $17,000, or 3.8%, to $465,000 for the fourth quarter of 2016 as compared to the same period in 2015, while gains on the sale of loans during the fourth quarter of 2016 decreased $20,000, or 83.3%, to $4,000 when compared to the fourth quarter of 2015.  The decrease in the gain on sale of loans was primarily due to a fourth quarter strategic decision to retain, rather than sell, all residential loans that we originate due to the current rate environment.

For the year ended December 31, 2016, non-interest income increased by $1.4 million, or 50.4%, to $4.1 million compared to $2.7 million for the year ended December 31, 2015. The increase was primarily due to a $1.6 million pre-tax realized gain on the sale of securities during the year ended December 31, 2016 compared to a $440,000 pre-tax realized gain during 2015. Additionally, service charges and fees increased during the year ended December 31, 2016 by $159,000, or 9.4%, to $1.8 million when compared to the year ended December 31, 2015 due to increased growth in core deposits and new product offerings.   The net gain on the sale of loans during the year ended December 31, 2016 was $121,000, an increase of $24,000, or 24.7%, as compared to 2015.

Non-Interest Expense

Non-interest expense was $3.6 million for fourth quarter 2016, an increase of $316,000, or 9.7%, compared to fourth quarter 2015. The current year fourth quarter had higher expenses for salary and benefits, advertising, data processing and other expenses which were partially offset by lower FDIC insurance expenses.  The increase in salary and benefits was primarily due to annual salary increases, adjustments to supplemental retirement benefit plans, grants of stock awards and an increase in incentive expense when compared to the prior year period. Advertising costs increased primarily due to increased sponsorship and marketing production costs during the fourth quarter of 2016.

Non-interest expense was $13.9 million for the year ended December 31, 2016, an increase of $796,000, or 6.1%, compared to the year ended December 31, 2015. Salary and benefits expense increased by $369,000, or 5.4%, due to annual salary increases, adjustments to supplemental retirement benefit plans and grants of stock awards.  Advertising expenses increased $174,000, or 48.1%, and was primarily due to our 125th anniversary promotions and production of new marketing pieces during 2016 to take advantage of recent market disruptions.  Data processing expenses increased $98,000, or 9.6%, due to implementation of new technology and growth in deposit and loan accounts. Other expense increased $191,000, or 18.5%, primarily due to $122,000 in net gains recorded on the sale of REO properties in 2015 while $9,000 in net gains were recorded on the sale of REO properties in 2016. Increases in professional service fees and occupancy expenses were partially offset by lower FDIC insurance and postage and supplies expense when compared to the year ended December 31, 2015.

Asset Quality

The provision for loan losses for fourth quarter 2016 was $815,000, a $655,000 increase as compared to fourth quarter 2015. The provision for loan losses for the year ended December 31, 2016 was $1.1 million, a $725,000 increase as compared to the year ended December 31, 2015.  Approximately $476,000 of the provision recorded during the year ended December 31, 2016 was attributed to general reserves being set aside on performing loans in the commercial loan portfolio, resulting from the substantial growth in this portfolio during 2016. The commercial loan portfolio increased by 33.7% during the year ended December 31, 2016. The 2016 provision was also impacted by a $390,000 specific reserve set aside for the impairment of one commercial real estate loan during the fourth quarter of 2016.

Non-performing loans as a percent of total loans at December 31, 2016 were 1.80%, a 23 basis points increase from 1.57% at December 31, 2015, primarily as a result of an increase in non-performing commercial real estate loans during 2016. The Company’s allowance for loan losses as a percent of total loans was 0.88% on December 31, 2016 and 0.67% at December 31, 2015.

Balance Sheet Summary

Total assets at December 31, 2016 were $489.2 million, a $15.8 million, or 3.3%, increase as compared to $473.4 million at December 31, 2015. Loans receivable, net at December 31, 2016 were $326.4 million, a $29.3 million, or 9.8%, increase as compared to $297.1 million at December 31, 2015. The increase in total loans was primarily due to an increase in commercial real estate and commercial loans. Total deposits at December 31, 2016 were $385.9 million, an increase of $16.7 million, or 4.5%, compared with $369.2 million at December 31, 2015. The increase in deposits was primarily due to an increase in core deposit accounts. Core deposits at December 31, 2016 were $238.8 million, an increase of $28.2 million, or 13.4%, from December 31, 2015. Stockholders’ equity at December 31, 2016 was $76.0 million, an increase of $2.2 million, or 2.9%, compared with $73.9 million at December 31, 2015.  The increase in stockholders’ equity was primarily attributed to net income and partially offset by dividend payments and stock repurchases, as well as a decline in accumulated other comprehensive income.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2016	2015
	(Unaudited)
	(Dollars in thousands)

Total assets	$489,174	$473,385
Cash and cash equivalents	45,479	34,227
Securities available for sale	86,335	113,213
Loans receivable, net	326,365	297,101
Deposits	385,893	369,155
Long-term debt	18,950	21,150
Stockholders’ equity	76,030	73,876

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,410	$4,353	$17,518	$17,587
Interest expense	572	593	2,294	2,757
Net interest income	3,838	3,760	15,224	14,830
Provision for loan losses	815	160	1,125	400
Net interest income after provision for loan losses	3,023	3,600	14,099	14,430
Total non-interest income	599	598	4,070	2,707
Total non-interest expense	3,566	3,250	13,879	13,083
Income before income taxes	56	948	4,290	4,054
Income tax (benefit) expense	(84)	114	775	716
Net income	$140	$834	$3,515	$3,338
Basic earnings per share	$0.02	$0.14	$0.58	$0.57
Diluted earnings per share	$0.02	$0.14	$0.58	$0.56
Dividends declared per share	$0.07	$0.07	$0.28	$0.28

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)

Return on average assets	0.12%	0.71%	0.74%	0.70%
Return on average equity	0.72%	4.51%	4.58%	4.57%
Average interest-earning assets to average interest-bearing liabilities	130.27%	126.91%	129.18%	125.03%
Interest rate spread	3.30%	3.31%	3.29%	3.18%
Net interest margin	3.45%	3.45%	3.44%	3.34%

	December 31,	December 31,
	2016	2015
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.80%	1.57%
Non-performing assets as a percent of total assets	1.28%	1.14%
Allowance for loan losses as a percent of total net loans	0.88%	0.67%
Allowance for loan losses as a percent of non-performing loans	49.12%	42.52%